UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2010

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

|_|  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 7.01	Regulation FD Disclosure.
Item 8.01	Other Information.

Vincent W. Renz, Jr., the CEO of New Cardio, Inc. (the “Company”), executed the following open market purchases of the Company’s common stock:

August 23, 2010 - purchased 28,000 shares @ an average price of $.65555/share;
August 25, 2010 - purchased 50,000 shares @ an average price of $.6473/share; and
August 26, 2010 - purchased 50,000 shares @ average price of $.753/share.

In conjunction with the December 2007 $8.2 million PIPE financing, on August 27, 2010, several early investors, including select members of the board of directors, pursuant to lock-up agreements delivered to facilitate the PIPE financing, entered a lock-up period whereby these early investors cannot sell any NewCardio stock for one year through August 27, 2011. This group represents more than one-third of the approximately 30 million shares of common stock outstanding.

In anticipation of this one year lock-up, and the voluntary salary reduction that was part of the expense reduction plan put in place by management to strengthen its financial position as reported in the June 18, 2010 Form 8-K, Branislav Vajdic, Ph.D., Founder, Vice Chairman and NewCardio Fellow and one of the investors subject to the lock-up, sold 295,000 shares.  He continues to retain approximately 97% of his holdings and remains the Company’s single largest shareholder and devoted professionally full-time to the business of the Company and the development of its technologies as a key technical expert.

In aggregate, officers and directors now beneficially own approximately 36% of the NewCardio’s outstanding common stock.

Item 9.01	Financial Statements And Exhibits.

(d)  Exhibits.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: September 1, 2010	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer

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